Exhibit 2.1

Asset Purchase AGREEMENT*

THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i)

NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE

COMPANY IF PUBLICLY DISCLOSED

This Asset Purchase Agreement (this “Agreement”) is entered into as of June 27, 2019 (the “Closing Date”) by and among GTX Corp, a Nevada corporation (“Transferor”), and INPIXON, a Nevada corporation (“Transferee”). Transferee and Transferor may be referred to herein individual as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Transferor is engaged in the business of developing miniaturized Global Positioning System tracking technology for a wide variety of consumer branded products and solutions (the “Business”); and

WHEREAS, Transferor desires to convey, deliver, transfer and assign to Transferee, all of Transferor’s right, title and interest in, to and under the Transferred Assets and Transferee desires to acquire all of Transferor’s rights, title and interest in, to and under the Transferred Assets for the consideration and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the terms, conditions, covenants and mutual promises set forth herein and the other Transaction Documents and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I. DEFINITIONS; INTERPRETATION

Section 1.1. Certain Defined Terms. Unless otherwise defined in this Agreement, the capitalized terms used in this Agreement shall have the following meanings:

(a) “Action” means any claim, action, demand, subpoena, suit, arbitration, inquiry, audit, proceeding or investigation by, before or otherwise involving, any Governmental Authority, or any other arbitration, mediation or similar proceeding.

(b) “Additional Cash or Securities” has the meaning set forth in Section 8.6(b).

(c) “Affiliate” means, with respect to a specified Person, a Person that directly or indirectly through one or more intermediaries, Controls, or is controlled by, or is under common control with, the person specified.

(d) “Agreement” has the meaning set forth in the preamble hereof.

(e) “Assets and Rights” has the meaning set forth in Section 2.2.

(f) “Business” has the meaning set forth in the recitals hereof.

(g) “Business Day” means any day on which commercial banks in New York are generally open for business.

(h) “Closing” has the meaning set forth in Section 7.1.

*	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.

(i) “Closing Date” has the meaning set forth in the introductory paragraph hereof.

(j) “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(k) “Commission” has the meaning set forth in Section 5.5.

(l) “Consent” means any approval, consent, ratification, waiver, notice or other authorization.

(m) “Consulting Agreement” has the meaning set forth in Section 2.6.

(n) “Contemplated Transactions” means all transactions contemplated by the Transaction Documents.

(o) “Contract” means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) pursuant to which Transferor is a party or any of the Transferred Assets are legally bound, including any and all amendments and modifications thereto.

(p) “Control” (including the terms “controls,” “controlling,” “controlled by,” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(q) “Direct Claim” has the meaning set forth in Section 8.5(b).

(r)   “Dollars” or “$” means United States Dollars.

(s)   “DTC” has the meaning set forth in Section 3.2(a)(vii).

(t) “Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(v) “Excluded Assets” has the meaning set forth in Section 2.2.

(w)   “Full Distribution” has the meaning set forth in Section 8.6(d)(ii).

(x) “Fundamental Representations” shall mean the representations and warranties in Section 4.1 (Organization and Good Standing), Section 4.2 (Enforceability; Authority; No Conflict), Section 4.3 (Title to Assets), Section 4.8 (Brokers), Section 5.1 (Organization and Good Standing), Section 5.2 (Enforceability; Authority; No Conflict), Section 5.4 (Brokers) and Section 5.5 (Capitalization).

(y) “GAAP” means United States generally accepted accounting principles in effect from time-to-time.

(z) “Governing Documents” means with respect to any corporation, (a) its certificate or articles of incorporation and its bylaws; (b) all stockholders’ agreements, voting agreements, voting trust agreements, or other agreements or documents relating to the organization, management or operation of the corporation or relating to the rights, duties and obligations of the equity holders of the corporation; and (c) any amendment or supplement to any of the foregoing.

(aa) “Governmental Authority” means any supranational, national, federal, state, provincial, local or foreign government, legislature, governmental or administrative agency, department, commission, bureau, board, instrumentality, self-regulatory association or authority, court or other authority or tribunal of competent jurisdiction (including any grand jury, arbitration or other alternative dispute forum), or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, or any other governmental authority or instrumentality anywhere in the world, including without limitation, any Registration Office.

(bb)   “Governmental Authorization” means any Consent, license, registration or Permit or issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

(cc) “Ground Personnel Safety System” or “GPSS” means that certain combination of hardware and software components described at Schedule 1-B, which is a GPS-and-RF based, personnel, vehicle and asset-tracking solution designed to provide ground situational awareness and near real-time surveillance of personnel and equipment traveling within a designated area.

(dd)   “Holdback Fund” shall have the meaning set forth in Section 8.6(b).

(ee) “Holdback Shares” shall have the meaning set forth in Section 2.4(b).

(ff) “Indemnified Party” shall have the meaning set forth in Section 8.5.

(gg)   “Indemnifying Party” shall have the meaning set forth in Section 8.5.

(hh)   “Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property.

(ii) “Intellectual Property Rights” means all Intellectual Property that Transferor owns in whole or in part and/or in which Transferor has a valid claim of ownership in whole or in part (such as a contract right of assignment from an employee or independent contractor).

(jj) “Intellectual Property” means any of the following, to the extent that any of the following are used by Transferor or held for use by Transferor in connection with the Assets and Rights as of the Closing Date: (i) All United States and foreign Patents and statutory invention registrations, (ii) all unpatented inventions that have not yet been the subject of a patent application, (iii) all United States and foreign trademark, trade name, service mark, collective mark, and certification mark registrations and applications therefor at the federal, state or local level, (iv) all Trademarks, (vi) all copyrightable works of authorship that have not been the subject of a copyright registration or application therefor, including but not limited to software (including proprietary software, source code, executable code, object code, firmware, development tools, test suites, design specs, files, records and data, processes, protocols, scripts, routines used to process data, web sites (including related computer code and content) data, databases and related documentation, media on which any of the foregoing is recorded, and improvements, modifications, enhancements, versions and releases relating thereto), software code, manuals and other text works, photographs, video recordings, and audio recordings, admin rights and software support agreements (vii) all trade secrets, proprietary information, databases and data, (viii) all mask works, (ix) all proprietary data formulae, (x) all rights in internet web sites and internet domain names, and (xi) registrations and applications for registration of any of the foregoing.

(kk)   “Inventergy” has the meaning set forth in Section 2.1(d).

(ll) “Inventergy License Agreement” has the meaning set forth in Section 2.1(d).

(mm) “Inventergy Patents” has the meaning set forth in Section 2.1(d).

(nn)   “IRS” means the U.S. Internal Revenue Service.

(oo)   “IT Systems” means all software, computer systems, servers, hardware, network equipment, databases, websites, and other information technology systems of whatever type or kind that are used to process, store, maintain and operate data, information, and functions that are owned, leased or licensed by or to Transferor.

(pp)   “Knowledge” a Person will be deemed to have Knowledge of a particular fact or other matter if that Person is actually aware of that fact or matter or if a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

(qq)   “Law” means any constitution, treaty, law (including common law), statute, ordinance, rule, regulation, interpretation, guidance document, directive, policy, Order, writ, award, decree, injunction, judgment, ruling, stay or restraining order of any Governmental Authority, permit, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority.

(rr) “Liability” with respect to any Person means any debts, liabilities, commitments or obligations of any kind whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, suspected or unsuspected, material or immaterial, direct or indirect, secured or unsecured or otherwise), of such Person, including any direct or indirect guarantee of any Liability of any other Person.

(ss)   “Licensed Rights” means all Intellectual Property in which Transferor owns a license or has other valid rights of use, other than Intellectual Property Rights.

(tt) “Lien” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, license, defect in title, charge, or any other third party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever; provided, however, a Lien shall not include any contract or other right of a lessor, licensee or counterparty to a Contract with respect to any leases, licenses and other Contracts included as part of the Transferred Assets.

(uu)   “Loan” shall have the meaning set forth in Section 3.1(d).

(vv)   “Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

(ww) “Material Adverse Effect” means any event, change or effect which has a material adverse effect on (i) the Transferred Assets, or the Liabilities, results of operations or financial condition of Transferor, (ii) a material adverse effect on the ability of Transferor to consummate the Contemplated Transactions, or (iii) Transferee’s ability to operate Transferor’s business immediately after Closing in the manner operated by Transferor prior to the Closing Date; provided, however, that a Material Adverse Effect with respect to Transferor shall not include (i) changes in the United States or world financial markets or general business or economic conditions, (ii) developments, trends or conditions related to the industries in which Transferor operates as of the date hereof except where the same has had or would reasonably be expected to have a disproportionate effect on Transferor as compared to other Persons operating in such industries, (iii) effects arising from changes in United States or world political or social conditions, including war or terrorism, (iv) changes in GAAP or interpretations thereof, (v) changes in any Law or the proposal or enactment of any new Law, except where such change or proposal has had or would reasonably be expected to have a disproportionate effect on Transferor as compared to other Persons operating in the same industries as Transferee as of the date hereof, (vi) the execution or announcement of, or the taking of any actions with respect to, this Agreement or any of the Contemplated Transactions, or (vii) any condition that is substantially cured before the earlier of the Closing Date or the date on which this Agreement is terminated.

(xx)   “Note” has the meaning set forth in Section 3.1(d).

(yy)   “Partial Distribution” has the meaning set forth in Section 8.6(d)(i).

(zz) “Patent” means any patent or patent application, and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations, renewals, oppositions, and interferences thereof, including the right to sue for past infringement under any of the foregoing, and any patent application claiming priority to any such patent in any country or countries, together with the right to file such application and the right to claim for the same the priority rights derived therefrom under the patent laws of the United States, the International Convention for the Protection of Industrial Property, or any other international agreement or the domestic laws of the country in which any such application is filed, as may be applicable.

(aaa)   “Patent Assignment and License-Back Agreement” has the meaning set forth in Section 2.1(a).

(bbb) “Patent License Agreement” has the meaning set forth in Section 2.1(b).

(ccc)   “Permit” means any permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any Governmental Authority.

(ddd) “Person” means a human being, labor organization, partnership, firm, enterprise, association, joint venture, corporation, limited liability company, cooperative, legal representative, trust, trustee, trustee in bankruptcy, receiver or any other organization or entity whatsoever, including any Governmental Authority.

(eee)   “Personal Information” means any information that, either individually or when combined with other information, can be used to identify a specific individual or derive information specific to a particular individual, and any information or data sufficient to identify the current, past or potential employees, contractors, suppliers or customers of Transferor, including, but not necessarily limited to, the following information: a first name and last name in combination with (i) a home or other physical address, including street name and name of city or town; (ii) an email address or other name, that reveals an individual’s email address; (iii) a telephone number; (iv) a Social Security number; (v) financial information, including credit card information, debit card information, checking account information, account number and check number, in combination with a password, PIN, or security question and answer that allow access; (vi) passwords; (vii) a Passport, driver’s license, military or state identification, or alien registration number; (viii) location information, a device identification number, an online or persistent identifier, such as a customer number held in a “cookie,” “tag,” “beacon,” or processor serial number; (ix) human resources information, such as benefits plan information, member number, salary information, performance history, individually identifiable health information as defined by Health Insurance Portability and Accountability Act and the privacy rules promulgated thereunder, and similar information; (x) any nonpublic personally identifiable financial or transactional information, such as a credit report, information relating to a relationship between an individual person and a financial institution, and/or related to a financial transaction by such individual person with a financial institution; (xi) an employee ID number; (xii) biometric information; or (xiii) any other information that is identifiable to or identifies an individual, whether or not combined with any of (i) through (xiii) above.

(fff)   “Personnel Equipment Tracking System” or “P.E.T.S.” means that certain combination of hardware and software components described at Schedule 1-B, which is a GPS-and-RF based, personnel, vehicle and asset-tracking solution designed to provide ground situational awareness and near real-time surveillance of personnel and equipment traveling within a designated area.

(ggg) “Principal Market” means the NASDAQ stock market or, if the Transferee Common Stock is not then traded on the NASDAQ stock market, the principal trading market for the Transferee Common Stock as of the applicable time.

(hhh) “Privacy and Data Security Requirements” means all (a) privacy and data security requirements in an applicable Law, (b) any privacy policies pursuant to which Transferor collected any information, in each case to the extent related to privacy, security, data collection, data protection, data sharing, direct marketing, and behavioral marketing, and workplace privacy, including the collection, processing, storage, protection and disclosure of Personal Information, and (c) any contractual requirements that relate to the collection, use or privacy of Personal Information and/or that otherwise require compliance with any applicable Privacy Laws, in each case as applicable to Transferor.

(iii) “Privacy Laws” all applicable Laws governing the collection, storage, transmission, transfer, disclosure, privacy, data security and use of Personal Information.

(jjj) “Registered Intellectual Property” means all Intellectual Property for which registrations have been obtained or applications for registration have been filed with a Registration Office.

(kkk) “Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office and all equivalent foreign patent, trademark, copyright offices or other Governmental Authority.

(lll) “Registration Filing Deadline” has the meaning set forth in Section 3.1(a).

(mmm)   “Registration Effective Date” has the meaning set forth in Section 3.1(a).

(nnn) “Registration Period” shall have the meaning set forth in Section 3.1(b).

(ooo) “Registration Statement” has the meaning set forth in Section 3.1.

(ppp) “Release Date” means the date that is 180 days from the Closing Date.

(qqq) “Replacement Cash or Securities” has the meaning set forth in Section 8.6(b).

(rrr)   “Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(sss) “Residual Distribution” has the meaning set forth in Section 8.6(d)(i).

(ttt) “Retained Liabilities” has the meaning set forth in Section 2.3(a).

(uuu) “SEC Reports” has the meaning set forth in Section 5.5.

(vvv) “Securities Act” has the meaning set forth in Section 4.12.

(www)  “Shares” has the meaning set forth in Section 2.4(a).

(xxx) “Smart School Security Network” or “SSSN” means that certain combination of wristbands, gateways and proprietary backend software as further described at Schedule 1-B, all of which rely on the Bluetooth Low-Energy (BLE) protocol and a low-power enterprise wireless 2.4Ghz platform, to help school administrators identify the geographic location, with room level accuracy, of students or other people or things (eg, equipment, vehicles, tools, etc.).

(yyy) “Source Code” means the source code of all Transferor Technology (including Transferor Products), together with all extracts, portions and segments thereof.

(zzz)   “Staff” shall have the meaning set forth in Section 3.1(c).

(aaaa)   “Tax Allocation” shall have the meaning set forth in Section 2.5.

(bbbb) “Tax Returns” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

(cccc)   “Tax(es)” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, employment, profits, use, alternative minimum, gross receipts, value added, excise, real or personal property, escheat, unclaimed property, estimated, sales, withholding, social security, retirement, unemployment, occupation, service, service use, license, net worth, payroll, franchise, transfer, recording and any other taxes, fees and charges of any kind whatsoever and however denominated, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term includes (i) any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments and (ii) any liability for such amounts as a result of being a member of a consolidated, combined, unitary or affiliated group or of a contractual obligation to indemnify any other Person or other entity.

(dddd) “Technology” means all tangible items constituting, disclosing or embodying any Intellectual Property, including all versions thereof and all technology from which such items were or are derived, including but not limited to (i) works of authorship (including applications, software, firmware, games and middleware in source code and executable code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms and documentation); (ii) inventions (whether or not patentable), designs, discoveries and improvements; (iii) all proprietary, confidential and/or non-public information, and know-how, however documented, including all trade secrets within the meaning of applicable Law; (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes; and (vi) devices, prototypes, designs, specifications and schematics.

(eeee)   “Territory” means geographical areas described as the United States, its territories, including, but not limited to Guam and Puerto Rico, possessions and United States government military exchanges worldwide, Canada, Europe, Australia and the Middle East.

(ffff)   “Third Party Claim” has the meaning set forth in in Section 8.5(a)(i).

(gggg) “Trademarks” all trademarks, trade names, service marks, collective marks, and certification marks that have been used in commerce at any time in the last five years, and all United States and foreign and copyright registrations and applications therefor.

(hhhh) “Trading Day” shall mean any day on which the Transferee Common Stock is tradable for any period on the Principal Market.

(iiii) “Transaction Documents” means this Agreement, the Patent Assignment and License-Back Agreement, the Bill of Sale, the Patent License Agreement, the Consulting Agreement, the Tax Allocation, each of the Notes, and any other Exhibits or Schedules hereto or thereto and any other documents or agreements executed in connection herewith or therewith (other than the Inventergy License Agreement).

(jjjj) “Transferee” has the meaning set forth in the preamble hereof.

(kkkk) “Transferee Common Stock” means the common stock, par value $0.001 of the Transferee.

(llll) “Transferee Indemnitees” has the meaning set forth in in Section 8.2.

(mmmm) “Transferor Indemnitees” has the meaning set forth in in Section 8.3.

(nnnn) “Transferor Intellectual Property” means the Intellectual Property Rights, the Licensed Rights and Intellectual Property Agreements.

(oooo) “Transferor Product(s)” means each and all services and products that are, as applicable, manufactured, made commercially available, marketed, distributed, provided, supported, sold, leased, imported for resale or licensed out by or on behalf of Transferor, or which Transferor intends to manufacture, make commercially available, market, distribute, provide, support, sell, lease, import for resale, or license to any other Person, and Technology used in the provision of services by or on behalf of Transferor to any other Person, in each case, whether currently being distributed, made available, provided or used, currently under development, or otherwise anticipated to be distributed, made available, provided or used under any product or service “road map” of Transferor, including any components, elements, parts, integrated circuits, tools, applications (including mobile applications), software, firmware, games and middleware, architecture, databases, plugins, libraries, APIs, interfaces, algorithms, systems, devices, hardware and equipment.

(pppp) “Transferor Technology” means all Transferor Products and all other Technology owned by or licensed to Transferor or purported to be owned by or licensed to Transferor that is used by or on behalf of Transferor in connection with the conduct of Transferor’s Business.

(qqqq) “Transferor’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any officer or director of Transferor, assuming due inquiry.

(rrrr)   “Transferor” has the meaning set forth in the preamble hereof.

(ssss) “Transferred Assets” means (i) the Transferred Patents and (2) the Transferred Other Assets.

(tttt) “Transferred Other Assets” shall mean the other assets of the Transferor as set forth on Schedule 1-B.

(uuuu) “Transferred Solutions” means all Technology, Intellectual Property Rights, mailing lists, customer lists, Contracts, supplier lists, vendor data, marketing information, procedures, sales and customer files, advertising and promotional materials, current product material, equipment maintenance records, warranty information, standard forms of documents, manuals of operations or business procedures and other similar procedures relating to the use and operation of the Transferor’s Smart School Security Network (SSSN), Personal Equipment Tracking System (P.E.T.S) and Ground Personnel Safety System (GPSS).

(vvvv) “Transferred Patents” has the meaning set forth in Section 2.1(a).

Section 1.2. Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(d) references herein to any gender shall include each other gender;

(e) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.2(e) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(f)   references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(g) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(h) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(i) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(j) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

ARTICLE II. TRANSFER OF ASSETS; LICENSES; CONSIDERATION

Section 2.1. Transfer of Assets; Licenses; Additional Payments.

(a) Pursuant to the terms and subject to the conditions of this Agreement, on the Closing Date, Transferor shall convey, deliver, transfer and assign to Transferee, free and clear of all Liens, and Transferee shall take delivery of and acquire from Transferor, all of Transferor’s right, title and interest in, to and under all of the Patents as set forth on Schedule 1-A (the “Transferred Patents”), pursuant to the Patent Assignment and License-Back Agreement attached hereto as Exhibit A-1 (the “Patent Assignment and License-Back Agreement”) in each case subject to the representations, warranties, covenants, agreements and obligations of Transferor set forth in this Agreement, provided however, that the Parties acknowledge that the Patent Assignment and License-Back Agreement will also operate to provide a license back to Transferor with respect to Patent Number US 9,910,862 listed on Schedule 1-A.

(b) Pursuant to the terms and subject to the conditions of this Agreement, on the Closing Date, Transferor shall convey, deliver, transfer and assign to Transferee, free and clear of all Liens, and Transferee shall take delivery of and acquire from Transferor, all of Transferor’s right, title and interest in, to and under all of the Transferred Other Assets, pursuant to the General Conveyance, Bill of Sale and Assignment attached hereto as Exhibit A-2 (the “Bill of Sale”) in each case subject to the representations, warranties, covenants, agreements and obligations of Transferor set forth in this Agreement.

(c) Pursuant to the terms and subject to the conditions of this Agreement, on the Closing Date, Transferor shall grant to Transferee a license to utilize the patents as set forth on Schedule 2, pursuant to the Patent License Agreement attached hereto as Exhibit B (the “Patent License Agreement”).

(d) Transferor is the owner of an approximately 45% interest in Inventergy LBC, LLC (“Inventergy”), and Inventergy owns the patents as set forth on Schedule 3 (the “Inventergy Patents”) and pays to Transferor certain royalty payments related to the Inventergy Patents. Following the Closing Date, Transferor shall pay to Transferee 30% of all amounts received by Transferor from Inventergy, which amount shall be due and payable to Transferee within thirty (30) days of receipt thereof by Transferor. This Section 2.1(d) shall survive the Closing for the life of the Inventergy Patents.

(e) At the Closing, Transferor shall obtain and deliver to Transferee a license agreement by and between Inventergy and Transferee, as attached hereto as Exhibit C (the “Inventergy License Agreement”) pursuant to which Inventergy shall grant to Transferee a license with respect to the Inventergy Patents. The Parties agree that GTX does not and shall not have any obligations pursuant to the Inventergy License Agreement, and the Inventergy License Agreement shall not be a “Transaction Document” for purposes of this Agreement or the transactions contemplated herein.

(f)   As of the Closing Date, Transferor will have tendered to Transferee that certain software and documentation as further described at Exhibit F.

Section 2.2. Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Transferor expressly understands and agrees that, other than the Transferred Assets and the rights granted to Transferee pursuant to the Patent License Agreement and the rights to receive the payments as set forth in Section 2.1(d) (collectively, the “Assets and Rights”), Transferee is not acquiring from Transferor or any of its Affiliates, and Transferor is not transferring or assigning, any other assets or properties of Transferor or of any of its Affiliates, and all such other assets and properties shall be excluded from the Assets and Rights (collectively, the “Excluded Assets”).

Section 2.3. Liabilities.

(a) Pursuant to the terms and subject to the conditions of this Agreement, Transferee is not assuming any Liabilities of Transferor and Transferor is retaining all of its Liabilities related to the Assets and Rights whether pending or arising on, prior to or after the Closing Date, in each case relating to events, actions or non-action occurring prior to the Closing Date, and all Liabilities relating to the maintenance contract for Edwards Air Force Base, which expires on June 30, 2019 (the “Retained Liabilities”), and the Parties acknowledge and agree that, except as otherwise set forth in this Agreement, the Retained Liabilities shall not include any of the obligations or Liabilities relating to the Assets and Rights and arising following the Closing Date, which shall be the sole responsibility of Transferee. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Transferor, provided that Transferor shall cancel and terminate, as of the Closing, any guarantees or further similar obligations relating to the Assets and Rights which were provided by Transferor or any of its Affiliates prior to the Closing, and in each case which have been identified on Section 2.3(a) of the Disclosure Schedule.

(b) Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, in no event shall Transferee be deemed to have assumed any Liability where the existence or nature of such Liability constitutes or arises out of any action or inaction by Transferor occurring prior to the Closing Date, including, but not limited any breach or inaccuracy of any representation or warranty or the non-fulfillment or breach of any covenant, agreement or obligation of Transferor hereunder or any Liability that was first required to be performed any time prior to the Closing Date.

(c) Transferee shall not be the successor to Transferor and shall not become liable to pay, perform or discharge any of the Retained Liabilities. Transferor shall pay, perform and discharge when due, all of the Retained Liabilities and except as set forth in this Agreement or any other Transaction Document, Transferee shall pay, perform and discharge when due, all of the Liabilities out of or relating to any of the Assets and Rights arising after the Closing Date.

Section 2.4. Transaction Consideration; Holdback Shares.

(a) Transaction Consideration. As consideration for the execution and delivery of this Agreement and the Assets and Rights being sold or provided to Transferee hereunder, and subject to the terms and conditions of this Agreement, Transferee shall pay to Transferor total consideration of (i) Two Hundred and Fifty Thousand Dollars ($250,000) in cash delivered at closing in immediately available funds (the “Cash Consideration”) and (ii) one million (1,000,000) shares of Transferee Common Stock (the “Shares”). The Shares and the Cash Consideration shall be referred to as the “Total Consideration” and a portion of the Shares shall be subject to the holdback described in Section 2.4(b).

(b) Holdback Shares. As security for the agreement by Transferor to indemnify and hold Transferee harmless in accordance with ARTICLE VIII, Transferee shall instruct its transfer agent to issue 100,000 of the Shares (the “Holdback Shares”) in book entry form to Transferor subject to a stop transfer order until released to Transferor, or forfeited by Transferor and retained by Transferee, in accordance with Section 8.6.

Section 2.5. Allocation of Total Consideration. Unless otherwise agreed to by the Parties in writing, the allocation of the Total Consideration among the Assets and Rights for purposes of and in accordance with Section 1060 of the Code shall be as set forth on the allocation schedule as attached hereto as Schedule 4 (the “Tax Allocation”). Transferee and Transferor will follow and the Tax Allocation in all Tax Returns, filings, or other related reports made by any of them to any governmental agencies. To the extent that disclosures of the Tax Allocation are required to be made by the Parties to the IRS under the provisions of Section 1060 of the Code, or any regulations thereunder, Transferee and Transferor will disclose such reports to the other Party prior to filing them with the IRS.

Section 2.6. Consulting Agreement. At the Closing, the Transferor and Transferee shall enter into a consulting agreement, attached hereto as Exhibit D (the “Consulting Agreement”) pursuant to which Transferor shall provide certain consulting services to Transferee.

ARTICLE III. REGISTRATION

Section 3.1. Registration Statement.

(a) Within thirty days of the Closing Date (the “Registration Filing Deadline”), the Transferee shall file with the Commission (as defined below) a registration statement on Form S-1 or Form S-3 to register all of the Shares for resale (the “Registration Statement”) in accordance with applicable Commission rules, regulations and interpretations so as to permit the resale of such Shares by the Transferor, including but not limited to under Rule 415 under the Securities Act at then prevailing market prices (and not fixed prices). Transferee shall use its commercially reasonable efforts to have the Registration Statement and any amendment thereto declared effective by the Commission at the earliest possible date (the “Registration Effective Date”). In addition to the Registration Statement, Transferee shall, as required by applicable securities regulations, from time to time file with the Commission, pursuant to Rule 424 promulgated under the Securities Act, such prospectuses and prospectus supplements to be used in connection with sales of the Shares under the Registration Statement. Transferor and its counsel shall have a reasonable opportunity to review and comment upon such prospectuses prior to their filing with the Commission to the extent that it relates to Transferor, and Transferee shall give due consideration to all such comments. Transferor shall use its commercially reasonable efforts to comment upon any prospectus within two (2) business days from the date Transferor receives the final pre-filing version of such prospectus.

(b) Transferee shall use commercially reasonable efforts to keep all Registration Statements effective, including but not limited to pursuant to Rule 415 promulgated under the Securities Act and available for use by Transferor for the resale of all of the Shares covered thereby at all times during the period beginning as of the Registration Effective Date until the earlier of (i) the date as of which Transferor may sell all of the Shares without restriction pursuant to Rule 144 promulgated under the Securities Act without any restrictions (including any restrictions under Rule 144(c) or Rule 144(i)) and (ii) the date on which Transferor shall have sold all the Shares covered thereby (the “Registration Period”).

(c) If the staff of the Commission (the “Staff”) or the Commission seeks to characterize any offering pursuant to the Registration Statement as constituting an offering of securities that does not permit such Registration Statement to become or remain effective and be used for resales by Transferor under Rule 415 at then-prevailing market prices (and not fixed prices) by comment letter or otherwise, or if after the filing of the Registration Statement with the Commission pursuant to this Section 3.1, Transferee is otherwise required by the Staff or the Commission to reduce the number of Shares included in the Registration Statement, then Transferee shall reduce the number of Shares to be included in the Registration Statement (with the prior consent, which shall not be unreasonably withheld, of Transferor and its legal counsel as to the specific Shares to be removed therefrom) until such time as the Staff and the Commission shall so permit such Registration Statement to become effective and be used as aforesaid. In the event of any reduction in Shares pursuant to this paragraph, Transferee shall file one or more new registration statements until such time as all of the Shares have been included in registration statements that have been declared effective and the prospectus contained therein is available for use by Transferor.

(d) In the event that the Registration Statement is not filed on or prior to the Registration Filing Deadline, or in the event that thereafter the Registration Statement is not declared effective by the Commission within 45 days of the Closing, Transferee agrees to loan Transferor, at Transferor’s option, up to $50,000 per month until the earlier of the Registration Effective Date or the end of the Registration Period, for up to a maximum of $250,000 in the aggregate (the “Loan”). Each Loan will be evidenced by a promissory note in substantially the form attached hereto as Exhibit E (each, a “Note”).

Section 3.2. Additional Agreements Relating to the Registration Statement

(a) With respect to the Registration Statement, Transferee shall use its commercially reasonable efforts to effect the registration of the Shares in accordance with the intended method of disposition thereof and, pursuant thereto, Transferee shall have the following obligations during the Registration Period:

(i) Transferee shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to any registration statement and the prospectus used in connection with such registration statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep the Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Shares covered by the Registration Statement until such time as all of such Shares shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such registration statement.

(ii) Upon request of Transferor, Transferee shall furnish to Transferor, (i) promptly after the same is prepared and filed with Commission, at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits, (ii) upon the effectiveness of the Registration Statement, a copy of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as Transferor may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as Transferor may reasonably request from time to time in order to facilitate the disposition of the Shares. For the avoidance of doubt, any filing available to Transferor via the Commission’s live EDGAR system shall be deemed “furnished to Transferor” hereunder.

(iii) Transferee shall use commercially reasonable efforts to (i) register and qualify the Shares covered by a registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as Transferor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to any such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications (including all Registration Statements) in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Shares for sale in such jurisdictions; provided, however, that Transferee shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.2(a)(iii), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. Transferee shall promptly notify Transferor of the receipt by Transferee of any notification with respect to the suspension of the registration or qualification of any of the Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

(iv)   Transferee shall, as promptly as practicable, notify Transferor in writing of the happening of any event or existence of such facts as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare a supplement or amendment to such registration statement to correct such untrue statement or omission, and deliver a copy of such supplement or amendment to Transferor (or such other number of copies as Transferor may reasonably request). Transferee shall also promptly notify Transferor in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when the Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to Transferor by email or facsimile on the same day of such effectiveness and by overnight mail), (ii) of any request by Commission for amendments or supplements to any registration statement or related prospectus or related information, and (iii) of Transferee’s reasonable determination that a post-effective amendment to a registration statement would be appropriate.

(v) Transferee shall use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of any registration statement, or the suspension of the qualification of any Shares for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify Transferor of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

(vi)   Transferee shall use its commercially reasonable efforts to (i) cause all the Shares to be listed on each securities exchange on which securities of the same class or series issued by Transferee are then listed, if any, if the listing of such Shares is then permitted under the rules of such exchange, or (ii) secure designation and quotation of all the Shares on the Principal Market. Transferee shall pay all fees and expenses in connection with satisfying its obligation under this Section 3.2(a)(vi).

(vii) Transferee shall cooperate with Transferor to facilitate the removal of applicable restrictive legends associated with the Shares to permit the delivery of the Shares as DWAC Shares to an account designated by the Transferor “DWAC Shares” means shares of Transferee Common Stock that are (i) issued in electronic form, (ii) freely tradable and transferable and without restriction on resale and (iii) credited by Transferee to Transferor’s or its designee’s specified DWAC account with The Depository Trust Company (“DTC”) under the DTC/FAST Program, or any similar program hereafter adopted by DTC performing substantially the same function.

(viii)   Transferee shall at all times maintain the services of its transfer agent and registrar with respect to the Transferee Common Stock.

(ix)   If reasonably requested by Transferor, Transferee shall (i) immediately incorporate in a prospectus supplement or post-effective amendment such information as Transferor believes should be included therein relating to the sale and distribution of Shares, including, without limitation, information with respect to the number of Shares being sold, the purchase price being paid therefor and any other terms of the offering of the Shares; (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as practicable upon notification of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to the Registration Statement.

(x) Transferee shall use its commercially reasonable efforts to cause the Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Shares.

(xi)   Within one (1) Business Day after the Registration Statement which includes Shares is ordered effective by Commission, or any prospectus supplement or post-effective amendment including Shares is filed with Commission, Transferee shall deliver, and shall cause legal counsel for Transferee to deliver, to the its transfer agent for such Shares (with copies to Transferor) confirmation that such Registration Statement has been declared effective by Commission. Thereafter, if requested by Transferor at any time, Transferee shall require its counsel to deliver to Transferor a written confirmation whether or not (i) the effectiveness of such Registration Statement has lapsed at any time for any reason (including, without limitation, the issuance of a stop order), (ii) any comment letter has been issued by Commission, and (iii) whether or not the Registration Statement is current and available to Transferor for sale of all of the Shares.

(b) Transferee shall notify Transferor in writing of the information Transferee reasonably requires from Transferor in connection with any Registration Statement hereunder. The Transferor shall furnish to Transferee such information regarding itself, the Shares and the intended method of disposition of the Shares as shall be reasonably required to effect the Registration of such Shares and shall execute such documents in connection with such Registration as Transferee may reasonably request. Notwithstanding the foregoing, the Registration Statement shall contain the “Selling Stockholder” and “Plan of Distribution” sections in substantially the form provided to Transferee by Transferor.

(c) The Transferor agrees to cooperate with Transferee as reasonably requested by Transferee in connection with the preparation and filing of any Registration Statement hereunder.

(d) All reasonable expenses, other than sales or brokerage commissions, incurred in connection with registrations, filings or qualifications pursuant to Section 3.1 or this Section 3.2, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for Transferee, shall be paid by Transferee.

Section 3.3. Indemnification Related to Registration Obligations.

(a) To the fullest extent permitted by law, Transferee will, and hereby does, indemnify, hold harmless and defend the Transferor Indemnitees (as defined below) against any Losses incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or Commission, whether pending or threatened, whether or not a Transferor Indemnitee is or may be a party thereto, to which any of them may become subject insofar as such Losses arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in the Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Shares are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the final prospectus (as amended or supplemented, if Transferee files any amendment thereof or supplement thereto with Commission) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, or (iii) any violation or alleged violation by Transferee of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Shares pursuant to a Registration Statement. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Agreement shall not apply to Losses by an Transferor Indemnitee arising out of or based upon information about Transferor derived from the Transaction Documents or furnished in writing to Transferee by such Transferor Indemnitee expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by Transferee pursuant to the provisions herein.

(b) To the fullest extent permitted by law, Transferor and its successors and assigns shall indemnify and hold harmless the Transferee Indemnitees (as defined below), against any Losses incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or Commission, whether pending or threatened, whether or not a Transferee Indemnitee is or may be a party thereto to which any of them may become subject insofar as such Losses arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any Blue Sky Filing, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the final prospectus (as amended or supplemented, if Transferee files any amendment thereof or supplement thereto with Commission) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by such Transferor of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Shares pursuant to the Registration Statement but, with respect to clauses (i) through (iii), only to the extent that such untrue statements or omissions are based upon information regarding Transferor furnished to Transferee by such Transferor for use therein.

(c) The procedures for any indemnification pursuant to this shall be as set forth in ARTICLE VIII.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Transferor hereby represents and warrants to Transferee that the statements contained in this ARTICLE IV are true and correct as of the Closing Date, except as otherwise expressly set forth in the Disclosure Schedule of even date herewith and delivered by Transferor to Transferee on the date hereof (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered Sections contained in this ARTICLE IV, and the disclosure in any such numbered and lettered Section of the Disclosure Schedule shall qualify only the corresponding Section in this ARTICLE IV (except to the extent disclosure in any numbered and lettered Section of the Disclosure Schedule is cross-referenced within another numbered and lettered Section of the Disclosure Schedule).

Section 4.1. Organization and Good Standing.

(a) Transferor is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with full power and authority to conduct its business, to own or use the assets or property that it purports to own or use, and to perform all its obligations under the Contracts. Transferor is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the assets or properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b) Except as set forth in Section 4.1(b) of the Disclosure Schedule, Transferor does not have any subsidiaries and does not own any capital stock or other securities of any other Person.

(c) Transferor has made available to Transferee complete and accurate copies of the Governing Documents of such Transferor, each as currently in effect.

Section 4.2. Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Transferor, enforceable against it in accordance with its terms, except to the extent that the enforceability hereof may be limited by the Enforceability Exceptions. Upon the execution and delivery by Transferor of this Agreement and each other Transaction Document, the Transaction Documents will constitute the legal, valid and binding obligation of Transferor, enforceable against it in accordance with its terms except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Transferor has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations under this Agreement and the other transaction Documents, and such action has been duly authorized by all necessary action of Transferor.

(b) Except as set forth in Section 4.2(b) of the Disclosure Schedule, Transferor is not required to obtain any Consent from or give notice to its shareholders or any Person in connection with the execution and delivery of this Agreement and the Transaction Documents or the consummation or performance of any of the Contemplated Transactions.

(c) Except as set forth in Section 4.2(c) of the Disclosure Schedule, assuming that all shareholder consents (if required), all other consents, approvals, authorizations and other actions described in Section 4.2(b) are obtained, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene or conflict with the Governing Documents of Transferor or any resolution adopted by Transferor’s board of directors (or an equivalent thereof) or equity holders; (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order or decree binding upon or applicable to Transferor or the Assets and Rights; (iii) give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Law or any order to which Transferor or any of the Assets and Rights may be subject; (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Transferor or that otherwise relates to the Assets and Rights; (v) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract; or (vi) result in the imposition or creation of any Lien upon or with respect to any of the Assets and Rights.

Section 4.3. Title to Assets. Except as set forth in Section 4.3 of the Disclosure Schedule, Transferor has good and valid title or valid Contract rights, as applicable, to all of the Assets and Rights free and clear of all Liens, and has the complete and unrestricted power and unqualified right to convey, deliver, transfer and assign to Transferee, as applicable, the Assets and Rights. Transferee will acquire at the Closing from Transferor good and valid title or valid Contract rights, as applicable, to all of the Assets and Rights, free and clear of all Liens.

Section 4.4. Compliance with Law. Neither Transferor nor any of its Affiliates has received any written notice alleging any violation under any applicable Law in respect of the Assets and Rights. To Transferor’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authorization is required by or with respect to Transferor in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions.

Section 4.5. Litigation. There is no Action pending or, to Transferor’s Knowledge, threatened, that involves or affects or, if successful, could reasonably be expected to be materially adverse to the Assets and Rights. There is no outstanding order of any Governmental Authority against Transferor or any of its Affiliates directly or indirectly arising out of or relating to the Assets and Rights or that adversely affects the condition (financial or otherwise) or operations of the Assets and Rights or delays the ability of Transferor to perform its obligations hereunder or under any other Transaction Document.

Section 4.6. No Undisclosed Liabilities. Neither Transferor nor any of its Affiliates has any Liabilities arising out of or related to the Assets and Rights of any kind whatsoever other than Liabilities that have been fully paid or performed.

Section 4.7. Intellectual Property.

(a) Ownership of and Right to Use Intellectual Property.

(i) Section 4.7(a)(i) of the Disclosure Schedule sets forth a true and complete list of all of Transferor’s Patents.

(ii) Section 4.7(a)(ii) of the Disclosure Schedule sets forth a true and complete list of all of Transferor’s Registered Intellectual Property, Intellectual Property Agreements, Intellectual Property Rights and Licensed Rights other than Patents.

(iii) Transferor is the sole and exclusive owner of and has good, valid and marketable title to, free and clear of all Liens, all Intellectual Property Rights; Transferor has not transferred ownership of, or granted any exclusive or non-exclusive license with respect to, any Transferor Intellectual Property Rights to any Person; and Transferor has not permitted the rights of Transferor in Intellectual Property Rights to enter into the public domain except as set forth in Section 4.7(a)(iii) of the Disclosure Schedule.

(iv)   Except as set forth in Section 4.7(a)(iv) of the Disclosure Schedule, Transferor has a valid, legally enforceable right to use, license, practice and otherwise exploit all Licensed Rights and all other Intellectual Property used by Transferor. All Licensed Rights (including any interest therein acquired through a license or other right to use, but excluding any off-the-shelf software) are free and clear of Liens and Transferor has not received any notice that any portion of the Licensed Rights are subject to any Lien.

(v) The consummation of the Contemplated Transactions will not result in the loss or impairment of any of the Intellectual Property Rights. Except for those licensees set forth on Section 4.7(a)(v) of the Disclosure Schedule, there are no third parties authorized by Transferor to use any of the Intellectual Property Rights, and, to the Knowledge of Transferor, there are no third parties using any of the Intellectual Property Rights without authorization from Transferor.

(vi)   Transferor has instituted, maintained and enforced commercially reasonable measures (including the entering into of appropriate written agreements with present employees and consultants) to maintain the ownership and confidentiality of the Intellectual Property Rights.

(b) Agreements Related to Transferor Intellectual Property.

(i) Disclosure of Outbound Licenses. Except as set forth in Section 4.7(b)(i) of the Disclosure Schedule, no part of the Assets and Rights has been licensed to any party.

(ii) Disclosure of Inbound Licenses. Except as set forth in Section 4.7(b)(ii) of the Disclosure Schedule, there are no Contracts pursuant to which any Person granted or is required to grant to Transferor or any existing or future Affiliate of Transferor any right under or license to, any covenant not to assert or sue or other immunity from suit under or any other rights to any current or future Intellectual Property, or where Transferor is the beneficiary of a covenant or obligation not to assert any Intellectual Property against Transferor or any existing or future Affiliate of Transferor prior to asserting such Intellectual Property against any other Person or a covenant or obligation to exhaust remedies as to particular Intellectual Property against any Person prior to seeking remedies against Transferor.

(iii) Disclosure of Other Intellectual Property Agreements. Except as set forth in Section 4.7(b)(iii) of the Disclosure Schedule, Transferor has no Contracts: (A) regarding joint development of any products, Transferor Products or Transferor Technology; (B) by which Transferor or any existing or future Affiliate of Transferor grants, granted or is required to grant any ownership right or title to any Intellectual Property, (C) by which Transferor is assigned or granted an ownership interest in any Intellectual Property (other than written agreements with employees and independent contractors that assign or grant to Transferor ownership of Intellectual Property developed in the course of providing services to Transferor); (D) under which Transferor grants or receives an option or right of first refusal or negotiation relating to any Intellectual Property; (E) under which any Person is granted any right to access Source Code or to use Source Code, including the right to create derivative works of Transferor Products; (F) pursuant to which Transferor has deposited or is required to deposit with an escrow agent or any other Person the Source Code or other Transferor Technology or the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of the Source Code; and (G) limiting Transferor’s ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Intellectual Property or Transferor Products, including any covenant not to compete.

(iv)  Royalties. Except as set forth in Section 4.7(b)(iv) of the Disclosure Schedule, Transferor has no obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of ownership, use, exploitation, practice, sale or disposition of any Intellectual Property (or any tangible embodiment thereof) or reproducing, making, using, selling, offering for sale, distributing or importing any Transferor Product.

(c) No Third Party Rights in Transferor Intellectual Property. Except as set forth in Section 4.7(c) of the Disclosure Schedule, Transferor does not jointly own, license or claim any right, title or interest with any other Person of any Intellectual Property Rights, and no current or former officer, director, stockholder, employee, consultant or independent contractor of Transferor has any right, title or interest in, to or under any Transferor Intellectual Property or Transferor Technology that has not been irrevocably assigned or transferred to Transferor.

(d) Employee and Contractor Agreements. All current and former employees, consultants and independent contractors of Transferor, including those who are or were involved in, or who have contributed in any manner to the creation or development of any Transferor Intellectual Property or Transferor Technology have executed and delivered to Transferor a written agreement (containing no exceptions to or exclusions from the scope of its coverage) regarding the protection of proprietary information and the irrevocable assignment to Transferor of such Intellectual Property and Technology that is substantially identical to the forms of invention assignment, employment, independent contractor, consulting services and/or other written agreements, as applicable, previously delivered by Transferor to Transferee. No current or former employee, consultant or independent contractor is in violation of any term of any such agreement, or any other agreement relating to the relationship of any such employee, consultant or independent contractor with Transferor.

(e) No Release of Source Code. Except as disclosed in Section 4.7(e) of the Disclosure Schedule, Transferor has not disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, any Source Code, except for disclosures to employees, independent contractors or consultants performing services for Transferor and then only under binding written agreements that prohibit further disclosure thereof and prohibit use thereof except in the performances of services for Transferor. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the Source Code.

(f)  No Viruses in Transferor Products. No Transferor Products to its knowledge contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data (“Viruses”). Transferor has taken all reasonable steps necessary to prevent the introduction of Viruses into Transferor Technology.

Section 4.8. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Transferor.

Section 4.9. Privacy and Data Security.

(a) Transferor is, and during the five (5) year period immediately preceding the date of this Agreement, has been in compliance in all material respects with all Privacy and Data Security Requirements. No Person has provided Transferor with any written notice, claim, charge or complaint, or brought or commenced any Action, alleging a violation of any Privacy and Data Security Requirements, and to Transferor’s Knowledge, there is no reasonable basis for any Action against Transferor arising from or related to a violation of any Privacy and Data Security Requirements. To Transferor’s Knowledge, Transferor is not, and during the five (5) year period immediately preceding the date of this Agreement has not been, subject to any investigation, audit or inquiry with regard to any Privacy and Data Security Requirements. Transferor has undertaken administrative, technical, and physical measures as are commercially reasonable and consistent with industry standards to (i) ensure continued compliance with all Privacy and Data Security Requirements, (ii) to protect and maintain the security, integrity, accessibility, and confidential nature of the Personal Information maintained, collected, or received by Transferor, and (iii) to prevent unauthorized access to Personal Information.

(b) Transferor has during the five (5) year period immediately preceding the date of this Agreement collected, stored, maintained, used, shared and processed Personal Information in accordance with all Privacy and Data Security Requirements and taken commercially reasonable steps in accordance with industry standards to protect against any anticipated or actual threats or hazards to the confidentiality, integrity or accessibility of Personal Information, and from the unauthorized access, disclosure, use or loss of Personal Information. Transferor’s practices, policies and procedures with regard to payment instrument information are, and have been during the five (5) year period immediately preceding the date of this Agreement, in compliance in all material respects with all rules, regulations, standards and guidelines adopted or required by all payment card brands that are accepted as a form of payment by, or whose payment instrument information is otherwise handled by Transferor (collectively referred to herein as the “PCI Requirements”).

(c) Except as set forth in Section 4.9(c) of the Disclosure Schedule, and during the five (5) year period immediately preceding the date of this Agreement: (i) to Transferor’s Knowledge, no Information Security Incident has occurred, (ii) there is no suspected Information Security Incident that is part of any ongoing or open investigation by Transferor, and (iii) Transferor has no information that would cause a reasonable person to investigate the possibility of an Information Security Incident.

(d) Transferor has followed, and is currently following, best practices related to the implementation of commercially reasonable administrative, technical and physical safeguards, in all material respects, as in effect from time to time, that are designed to maintain the safety and security of the IT Systems and to prevent any Information Security Incidents and, to Transferor’s Knowledge, the IT Systems do not have any material security vulnerabilities.

(e) Transferor has taken, and is currently taking, reasonable measures in accordance in all material respects with industry standards, to detect Information Security Incidents, and to maintain and train applicable personnel on policies and procedures to escalate any such Information Security Incidents to the attention of Transferor’s executives.

(f) Transferor has written agreements with each third party service provider (including vendors and marketing partners) or partner receiving or otherwise having access to Personal Information requiring (i) compliance with Privacy and Data Security Requirements consistent with industry standards, including the PCI Requirements to the extent applicable and (ii) the use of commercially reasonable efforts to protect such Personal Information against unauthorized access or use.

(g) Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of any Privacy and Data Security Requirements. Transferor has the necessary rights to Personal Information to grant the rights and transfers thereof pursuant to this Agreement and the consummation of the transactions contemplated hereby.

(h) Transferor maintains records of its customers’ communications preferences, such as opt-ins and opt-outs for email forms of direct marketing, behavioral advertising, and customer tracking, sufficient for Transferor to honor such preferences and comply with all Privacy and Data Security Requirements in all material respects.

(i) Transferor is and, during the four (4) year period immediately preceding the date of this Agreement, has been in compliance with Transferor’s published privacy policies in all material respects. Transferor’s privacy policies regarding Transferor’s collection, storage, use and distribution of the Personal Information of visitors to Transferor’s websites and mobile applications, are and have been posted and accessible to individuals at all relevant times on each of Transferor’s websites and mobile applications, and all such posted policies are accurate and have not contained any material omissions of Transferor’s privacy practices or practices concerning the collection, use, storage, registration and disclosure of Personal Information.

Section 4.10. Legal Proceedings. There are no Actions pending or, to Transferor’s Knowledge, threatened against or by Transferor (a) relating to or affecting the Business or the Assets and Rights; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Transferor’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Action. Section 4.10 of the Disclosure Schedule sets forth all Actions against, relating to or affecting the Business or the Assets and Rights in the three (3) years prior to the Closing Date (whether or not currently pending or outstanding).

Section 4.11. Review of SEC Reports. Transferor has (i) received and carefully reviewed Transferee’s SEC Reports and (ii) had the opportunity to ask questions and receive answers from Transferee’s officers and directors concerning such forms and the documents incorporated by reference therein and to obtain any documents relating to Transferee which are on file with the Commission and available for inspection by the public. Transferor is aware of the risks inherent in an investment in Transferee and specifically the risks of an investment in the securities. In addition, Transferor is aware and acknowledges that there can be no assurance of the future viability or profitability of Transferee, nor can there be any assurance relating to the current or future price of the Transferee’s common stock, as quoted on NASDAQ, or market conditions generally.

Section 4.12. Own Account. Transferor understands that the Shares are “restricted securities” and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities law and Transferor is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting Transferee's right to sell the Shares pursuant to an effective registration statement or otherwise in compliance with applicable federal and state securities laws).

Section 4.13. Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.13 of the Disclosure Schedule and since December 31, 2018, and other than in the ordinary course of consistent with past practice, there has not been:

(a) any cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Assets and Rights;

(b) any Transfer, assignment, sale or other disposition of the Assets and Rights;

(c) abandonment or lapse of or failure to maintain in full force and effect any Registered Intellectual Property, or failure to take or maintain reasonable measures to protect the confidentiality of value of any material trade secrets included in the Intellectual Property;

(d) material damage, destruction or loss, or any material interruption in use, of any Assets and Rights, whether or not covered by insurance;

(e) imposition of any Lien upon any of the Assets and Rights;

(f) or any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.14. Assets and Rights. The assets and items transferred to Transferee pursuant to the Transaction Documents are all of the assets, items, materials, rights and other property as required for Transferee to (i) own, use, control and exploit the Transferred Assets and Transferred Solutions and (iii) obtain the benefit of the licenses and rights granted pursuant to the Patent License Agreement and the Patent Assignment and License-Back Agreement, in each case in materially the same manner as owned, used, controlled and exploited by Transferor as of the Closing Date.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

Transferee represents and warrants to Transferor that the statements contained in this ARTICLE V are true and correct as of the Closing Date.

Section 5.1. Organization and Good Standing. Transferee is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with full power and authority to conduct business, to own or use the assets or property that it purports to own or use, and to perform all its obligations under the contracts to which it is a party. Transferee is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the assets or properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

Section 5.2. Enforceability; Authority; No Conflict; Consents.

(a) This Agreement and the other Transaction Documents and the transactions contemplated herein and therein have each been duly approved and authorized by the Board of Directors of Transferee, and no approval by the shareholders of Transferee is required in order for Transferee to enter into this Agreement or any other Transaction Documents or to consummate the transactions set forth herein or therein. This Agreement constitutes the legal, valid and binding obligation of Transferee, enforceable against it in accordance with its terms except to the extent that the enforceability hereof may be limited by the Enforceability Exceptions. Upon the execution and delivery by Transferee of this Agreement and each other Transaction Document, the Transaction Documents will constitute the legal, valid and binding obligation of Transferee, enforceable against it in accordance with its terms except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Transferee has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform their respective obligations under this Agreement and the other transaction Documents, and such action has been duly authorized by all necessary action of Transferee.

(b) Except for such Consents as may be required in connection with applicable Nasdaq rules and regulations or in order to comply with applicable federal or state securities laws, Transferee is not required to obtain any Consent from or give notice to its shareholders or any Person in connection with the execution and delivery of this Agreement and the Transaction Documents or the consummation or performance of any of the Contemplated Transactions.

(c) Except for such Consent described in Section 5.2(b), neither the execution and delivery of this Agreement by Transferee nor the consummation or performance of any of the Contemplated Transactions by Transferee will give any Person the right to prevent, delay or otherwise interfere with any of the transactions contemplated by the Transaction Documents pursuant to (i) any provision of the applicable Governing Documents; (ii) any resolution adopted by the board of directors or the stockholders of Transferee; (iii) any Law or Order to which Transferee may be subject; or (iv) any Contract to which Transferee is a party or by which Transferee may be bound.

Section 5.3. Certain Proceedings. There is no pending proceeding that has been commenced against Transferee that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To Transferee’s Knowledge, no such proceeding has been threatened.

Section 5.4. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Transferee.

Section 5.5. Capitalization. The capitalization of Transferee is as described in Transferee’s most recently filed reports with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended on (the “SEC Reports”).  Except as disclosed in the SEC Reports, Transferee has not issued any capital stock since its most recent filing with the Commission, other than pursuant to the exercise of employee stock options under Transferee’s stock option plan(s), the issuance of shares of common stock to employees pursuant to Transferee’s employee stock purchase plan(s) and pursuant to the conversion or exercise of outstanding common stock equivalents.

Section 5.6. Issuance of the Shares. The Shares are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by Transferee other than restrictions on transfer provided for in the Transaction Documents.

ARTICLE VI. COVENANTS

Section 6.1. Further Assurances. Each Party shall, and shall cause its respective Affiliates, as applicable, to, at any time and from time to time after the Closing Date, upon the request of the other Party (a) do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the transferring, conveying, assigning and assuring to Transferee of any of the Assets and Rights, or for otherwise carrying out the purposes of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions and (b) until the second anniversary of the Closing Date, provide the other Party and its Affiliates and Representatives access to the books and records of the first Party and its respective Affiliates solely as they relate to the Assets and Rights upon request if required for audit purposes.

Section 6.2. Covenants Not To Sue.

(a) Transferor hereby irrevocably covenants that at no time will it, its successors or its assigns, directly or indirectly, alone or by, with, or through others, cause, induce, or authorize, or voluntarily assist, participate, or cooperate in the commencement, maintenance, or prosecution of/commence, maintain, or prosecute any action or proceeding of any kind or nature whatsoever (including, but not limited to, any suit, complaint, grievance, demand, claim, cause of action in, of, or before any Government Authority) against Transferee or any of its Affiliates or any of their past or present directors, officers, employees, successors, assigns, customers, manufacturers, distributors, licensees, or other transferees based upon assertion of:

(i) direct or indirect patent infringement of any claim of any Patent listed on Schedule 1-A by any product manufactured, used, offered for sale, sold, imported, or otherwise transferred by Transferee or any of its Affiliates at any time. For the avoidance of doubt, as used in this Agreement (including without limitation this Section 6.2), “Patent” shall refer to all Patents listed on Schedule 1-A and all related issuances, divisions, continuations, continuations-in-part, reissues and extensions which may exist at any time in the future; or

(ii) original ownership of the Software and Documentation described in Exhibit F of this Agreement. For avoidance of doubt, the capitalized terms “Software” and “Documentation” in the immediately preceding sentence shall have the definitions set forth in Exhibit F of this Agreement.

(b) Transferee hereby irrevocably covenants that at no time will it, its successors or its assigns, directly or indirectly, alone or by, with, or through others, cause, induce, or authorize, or voluntarily assist, participate, or cooperate in the commencement, maintenance, or prosecution of/commence, maintain, or prosecute any action or proceeding of any kind or nature whatsoever (including, but not limited to, any suit, complaint, grievance, demand, claim, cause of action in, of, or before any Government Authority) against Transferor or any of its Affiliates or any of their past or present directors, officers, employees, successors, assigns, customers, manufacturers, distributors, licensees, or other transferees, arising from or related to the copies of the Software and Documentation, as those terms are described in Exhibit A-1 of this Agreement, which it received from Transferor hereunder.

(c) To the fullest extent permitted by law, the covenants set forth in sub-sections (a) and (b) of this Section 6.2 are intended to be binding on the Parties and their respective Affiliates, and the successors, assigns, and transferees of the foregoing, including any acquirer, owner, or assignee of any Patent, Software or Documentation referenced in this Section 6.2, and shall run with any Patent, Software or Documentation referenced in this Section 6.2 such that it binds all owners or partial owners of the same, now or hereafter.

Section 6.3. Confidentiality. From and after the Closing, Transferor shall, and shall cause its Affiliates and Representatives to, hold in confidence any and all documents and information, whether written or oral, furnished by or on behalf of the other Party in connection with the transactions contemplated hereby pursuant to the terms of that certain Non-Disclosure Agreement dated January 2, 2019, between Transferor and Transferee (the “Confidentiality Agreement”), the terms of which are herein incorporated by reference, which shall continue in full force and effect in accordance with its terms.

Section 6.4. Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets and Rights to Transferee; it being understood that any Liability arising out of the failure of Transferor to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Retained Liabilities. Notwithstanding anything to the contrary herein, the Parties hereto agree that such waiver shall not constitute a breach of any representation or warranty of Transferor.

Section 6.5. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees, including any penalties and interest thereon, incurred in connection with this Agreement and the Transaction Documents (the “Transfer Taxes”) shall be borne and paid by the Transferor. Transferee shall, at its own expense, timely file any tax return or other document with respect to such Transfer Taxes (and Transferor shall cooperate with respect thereto as necessary).

Section 6.6. Legend. Each stock certificate representing the Shares, unless registered pursuant to an effective registration statement, shall bear the following restrictive legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO RESTRICTIONS ON THE USE OF SUCH SECURITIES IN HEDGING TRANSACTIONS PURSUANT TO THE TERMS OF AN ASSET PURCHASE AGREEMENT PURSUANT TO WHICH SUCH SECURITIES WERE ISSUED.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

Section 6.7. Restrictive Covenants.

(a) Notwithstanding anything to the contrary herein and to the fullest extent permitted by law, Transferor and its Affiliates shall not, for four (4) years commencing on the Closing Date, sell nor attempt to sell: (1) the SSSN, including without limitation selling or attempting to sell the SSSN to [****], or (2) the P.E.T.S., the GPSS or that certain rifle tracker technology described in the Patent Assignment and License-Back Agreement.

(b) For a period of one (1) year commencing on the Closing Date (the “Restricted Period”), neither Party shall, and neither Party shall permit any of its respective Affiliates to, directly or indirectly, hire or solicit to employ any person who is employed by the other Party and became known to such Party during their evaluation of the transactions contemplated by this Agreement, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.7 shall prevent either Party or any of their respective Affiliates from (x) hiring any employee whose employment has been terminated by the other Party or (y) hiring any employee, whose employment has been terminated by the employee, after ninety (90) days from the date of termination of employment. In addition, nothing in this Section 6.7 shall prevent Transferee from soliciting the following employees of Transferor: RICHARD CARRANZA and LI WANG.

(c) Each Party acknowledges that a breach or threatened breach of this Section 6.7 may give rise to irreparable harm to the other Party, for which monetary damages may not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach of any such obligations, the harmed Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

(d) Each Party acknowledges that the restrictions contained in this Section 6.7 are reasonable and necessary to protect the legitimate interests of the other Party and constitute a material inducement for each Party to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.7 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.7 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

ARTICLE VII. CLOSING DATE; CLOSING DELIVERABLES AND CONDITIONS

Section 7.1. Closing Date. The closing of the Contemplated Transactions (the “Closing”) shall take place on the Closing Date remotely via the exchange of scanned or facsimile documents and executed signature pages.

Section 7.2. Transferor Closing Deliveries. At the Closing, Transferor shall deliver or cause to be delivered to Transferee:

(a) The Patent Assignment and License-Back Agreement, duly executed by Transferor;

(b) the Patent License Agreement, duly executed by Transferor;

(c) the Bill of Sale, duly executed by Transferor;

(d) the Inventergy License Agreement, duly executed by Transferor;

(e) the Consulting Agreement, duly executed by an authorized officer of Transferor;

(f)   a certificate validly executed by the secretary of Transferor certifying as to (A) the Articles of Incorporation of Transferor currently in effect, (B) the Bylaws of Transferor currently in effect and (C) all resolutions adopted by the board of directors of Transferor authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Contemplated Transactions;

(g) evidence of the release of all Liens on the Assets and Rights, if applicable; and

(h) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Transferee, as may be reasonably required to give effect to the transactions contemplated by this Agreement.

Section 7.3. Transferee Closing Deliveries. At the Closing, Transferee shall cause its transfer agent to record Transferor as the beneficial owner of the Shares (provided that the Parties acknowledge and agree that the Holdback Shares shall be subject to the delayed release to Transferor as set forth herein), and shall delivery reasonable evidence thereof to Transferor, and Transferee shall further deliver or cause to be delivered to Transferor:

(a) The Patent Assignment and License-Back Agreement, duly executed by Transferee;

(b) The Patent License Agreement, duly executed by Transferee;

(c) the Bill of Sale, duly executed by Transferee;

(d) the Inventergy License Agreement, duly executed by Transferee, which Transferor shall thereafter deliver to Inventergy;

(e) the Consulting Agreement, duly executed by an authorized officer of Transferee; and

(f)   the Cash Consideration by wire transfer of immediately available funds to an account or accounts designated in writing by Transferor to Transferee.

ARTICLE VIII. INDEMNIFICATION

Section 8.1. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties set out herein shall survive the Closing Date and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided that the Fundamental Representations shall survive the Closing and continue in full force and effect until ninety (90) days following the expiration of the statute of limitations or prescription applicable to the matters covered thereby. All covenants and agreements of the Parties set out herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party before the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved or the expiry of the limitation period under applicable Law, whichever is sooner.

Section 8.2. Indemnification by Transferor. Subject to the other terms and conditions of this ARTICLE VIII, Transferor shall indemnify and defend each of Transferee and its Affiliates and their respective Representatives (collectively, the “Transferee Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Transferee Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Transferor contained in this Agreement or the Transaction Documents;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Transferor pursuant to this Agreement or the Transaction Documents;

(c) any Retained Liabilities; or

(d) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Transferor or the Business other than those related to the Assets and Rights, in each case conducted or arising on, prior to or after the Closing Date.

Section 8.3. Indemnification by Transferee. Subject to the other terms and conditions of this ARTICLE VIII, Transferee shall indemnify and defend each of Transferor and its Affiliates and their respective Representatives (collectively, the “Transferor Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Transferor Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Transferee contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Transferee pursuant to this Agreement; or

(c) any Third Party Claim based upon, resulting from or arising out of the use of the Assets and Rights, or obligations of Transferee or its operations in connection with the use of the Assets and Rights, in each case conducted or arising after the Closing Date (other than the Retained Liabilities).

Section 8.4. Certain Limitations. The indemnification provided in Section 8.2 or Section 8.3 shall be subject to the limitations set forth in this Section 8.4.

(a) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.2 or Section 8.3, as the case may be, shall not exceed, with respect to Transferor, on the one hand, or Transferee, on the other hand, the value of the Total Consideration. For purpose of this Section 8.4, the Shares will be valued based on the volume weighted average closing price of a share of Transferee’s common stock on the Principal Market for the ten Trading Days immediately prior to the Closing Date.

(b) The amount of Losses indemnifiable under this ARTICLE VIII by the Indemnifying Party shall be net of any amounts the Indemnified Party has actually recovered under applicable insurance policies or from third parties pursuant to indemnification agreements with respect thereto (net of net of all costs of recovery, including deductibles incurred and any increased premiums).

(c) No Indemnifying Party shall be required to indemnify any Indemnified Party to the extent of any Losses that a court of competent jurisdiction shall have determined by final, non-appealable judgment to have resulted directly from the bad faith, gross negligence, fraud, intentional misrepresentation or willful misconduct of the Indemnified Party.

(d) The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.5. Indemnification Procedures. The Party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,”, and the Party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a) Third Party Claims.

(i) Notice of Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than sixty (60) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if known or reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(ii) Defense of Third Party Claims. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Transferor, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a material supplier or customer of the Business or Transferee, or (y) primarily seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(a)(iii), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are material legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable and documented fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim in good faith, the Indemnified Party may, subject to Section 8.5(a)(iii), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Transferor and Transferee shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.3) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(iii) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.5(a)(iii). If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation, or admission of culpability, on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(b) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to, upon reasonable prior written notice, reasonably investigate, during normal business hours the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably cooperate with the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party (x) agrees prior to the expiration of such thirty (30) day response period as to the validity of the Direct Claim, then (i) if the Indemnifying Party is Transferor, then the Transferee shall seek recourse for such amount in accordance with Section 8.6, forthwith upon such amount being quantified; or if (ii) the Indemnifying Party is Transferee, then Transferee shall, by wire transfer, pay to the Indemnified Party the amount of such Direct Claim forthwith upon such amount being quantified; provided, that if the parties fail to agree as to the validity of the Direct Claim or its amount, any party may exercise all remedies as may be available to such party under this Agreement or (y) fails to respond within such thirty (30) day response period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.6. Payments.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, (1) if a Transferee Indemnitee is entitled to indemnification hereunder, such Transferee Indemnitee shall satisfy the indemnification obligations of Transferor for all Losses (i) first, by Transferee cancelling or forfeiting a number of Holdback Shares that shall be determined by dividing the value of the indemnification obligations of Transferor by the volume weighted average closing price of a share of Transferee’s common stock on the Principal Market for the ten Trading Days immediately prior to the date of final resolution of the indemnification claim, such that the Holdback Shares shall become treasury stock of Transferee, and (ii) second, to the extent that the number of Holdback Shares is insufficient in the aggregate to cover the full value of the indemnification obligations of Transferor, Transferor shall pay by wire transfer in cash, any remaining amounts owed to the Transferee Indemnified Parties; or (2) if a Transferor Indemnified Party is entitled to indemnification hereunder, Transferee shall pay by wire transfer in cash, any amounts owed to the Transferor Indemnitees.

(b) In the event of (i)(A) any merger or consolidation of Transferee into or with another corporation, (B) any sale of all or substantially all of the assets of Transferee, following which any cash, securities or other property is paid or issued to stockholders of Transferee, (C) any liquidation or dissolution of Transferee in which any cash, securities or other property is distributed to the stockholders of Transferee, or (D) any stock exchange involving shares of Transferee Common Stock, between the date hereof and the Release Date, then any cash, securities or other property which Transferor shall be entitled to otherwise receive as a result of any such event (the “Replacement Cash or Securities”), or (ii) if Transferee issues any cash or additional shares upon any dividend, stock split, stock dividend or other distribution affecting shares of Transferee Common Stock (“Additional Cash or Securities”), the portion of such Replacement Cash or Securities and Additional Cash or Securities deliverable to the Transferee in respect of the Holdback Shares shall be held back together with such Holdback Shares (the “Holdback Fund”).

(c) The entire Holdback Fund shall be available to Transferee for claims that any Transferee Indemnified Party has against Transferor under this Agreement until the Release Date.

(d) The Holdback Fund (or any remaining portion thereof) shall be distributed in accordance with the terms hereof, as follows:

(i) If there are unresolved indemnification claims as of the Release Date, then, within ten (10) Business Days after the Release Date, Transferee shall release to Transferor that number of Holdback Shares equal to the sum of (A) the total number of Holdback Shares originally placed into the Holdback Fund, less (B) the sum of (x) the total number of Holdback Shares that Transferee had previously cancelled, as of such date, in satisfaction of Transferor’s indemnification obligations under this ARTICLE VIII, plus (y) the number of Holdback Shares representing the reasonable estimated value of the liability of Transferor for all unresolved claims, as calculated pursuant to Section 8.6(a) (any such distribution, a “Partial Distribution”); provided, however, that if the foregoing results in a negative number, then there shall be no Partial Distribution. If, after a Partial Distribution, all previously unresolved claims are resolved pursuant to the terms of this Agreement, then, within ten (10) Business Days after the resolution of the final unresolved claim, Transferee shall release to Transferor the remaining Holdback Shares, if any (any such distribution, a “Residual Distribution”).

(ii) If there are no unresolved indemnification claims as of the Release Date, then, within ten (10) Business Days after the Release Date, Transferee shall release to Transferor that number of Holdback Shares equal to the sum of (A) the total number of Holdback Shares originally placed into the Holdback Fund, less (B) the sum of the total number of Holdback Shares that Transferee has previously cancelled, as of such date, in satisfaction of Transferor’s indemnification obligations under this ARTICLE VIII (any such distribution, a “Full Distribution”); provided, however, if the foregoing results in a negative number, then there shall be no Full Distribution.

(iii) When all portions of the Holdback Fund have been distributed in accordance with the terms of this Agreement, the Holdback Fund shall terminate.

(e) For the avoidance of doubt, if the Transferee Indemnitee(s) with respect to which any portion of the Holdback Fund is retained by Transferee is not Transferee itself, then, following the retention of such application portion of the Holdback Fund by Transferee, Transferee shall be responsible for paying the amount of any Losses represented by such Holdback Shares to the applicable Transferee Indemnitee.

Section 8.7. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Total Consideration for tax purposes, unless otherwise required by Law.

Section 8.8. Exclusive Remedy. The parties hereto acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims for specific performance and claims arising from fraud on the part of Transferee, Transferor in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII.

ARTICLE IX. MISCELLANEOUS

Section 9.1. Public Announcements. No public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be made by either Party without the other Parties written consent.

Section 9.2. Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by e-mail or facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number or person as a Party may designate by notice to the other Parties):

Transferee:

Inpixon
2479 E. Bayshore Road Suite 195
Palo Alto, CA 94303

E-mail: nadir.ali@inpixon.com
Attn: Nadir Ali, CEO

With a copy, which shall not constitute notice, to:

Mitchell Silberberg & Knupp LLP

437 Madison Avenue, 25th Floor

New York, NY 10022

Attention: Melanie Figueroa

E-mail: mxf@msk.com

Transferor:

GTX Corp

117 W. 9th Street, Suite 1214

Los Angeles, CA, 90015

Attn: Patrick Bertagna, CEO

E-mail: pbertagna@gtxcorp.com

With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: Laura Anthony

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: lanthony@anthonypllc.com

Section 9.3. Enforcement of Agreement. Each Party hereto acknowledges and agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by either Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which each Party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 9.4. Waiver; Extension; Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. At any time prior to the completion of the Closing, the Parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Party to be charged with such waiver or for whose benefit the covenant or condition exists, but such extension or waiver or failure or delay to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.5. Entire Agreement. This Agreement, together with its Exhibits and Schedules, the Transaction Documents, and the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matters hereof and thereof and cancels and supersedes any prior understandings, agreements, negotiations and discussions between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth as described in this Agreement.

Section 9.6. Amendment. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Transferor and Transferee.

Section 9.7. Assignments, Successors and No Third-Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement, or any Indemnified Party pursuant to ARTICLE VIII, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 9.7.

Section 9.8. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 9.9. Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Subsections” refer to the corresponding Articles, Sections and Subsections of this Agreement and the Exhibits and Schedules. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

Section 9.10. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 9.11. Governing Law; Jurisdiction. This Agreement will be governed by and construed under the laws of the State of Nevada without regard to conflicts-of-laws principles that would require the application of any other Law. Any proceeding arising out of or relating to this Agreement or any other Transaction Document shall be brought in the state or federal courts located in Santa Clara County, California, and each Party irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement or any other Transaction Document in any other court.

Section 9.12. Execution of Agreement. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or email transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

TRANSFEROR:

GTX CORP

By:	/s/ Patrick Bertanga
Name:	Patrick Bertagna
Title:	Chief Executive Officer

TRANSFEREE:

INPIXON

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Chief Executive Officer

Signature Page to Asset Purchase Agreement

Exhibit A-1

Patent Assignment and License-Back Agreement

See Exhibit 10.1 to Inpixon’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2019.

Exhibit A-2

Bill of Sale

See Exhibit 10.3 to Inpixon’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2019.

Exhibit B

Patent License Agreement

See Exhibit 10.2 to Inpixon’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2019.

Exhibit C

Inventergy License Agreement

See Exhibit 10.4 to Inpixon’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2019.

Exhibit D

CONSULTING AGREEMENT

See Exhibit 10.5 to Inpixon’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2019.

Exhibit E

FORM OF NOTE

See Exhibit 10.6 to Inpixon’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2019.

Exhibit F

Software and Documentation

GTX has provided, or shall provide to Inpixon on the Closing Date, a copy of the following:

1.   The software described in Paragraph 3 below and as more specifically described in the Documentation, if any, including: (i) the software's Source Code and object code; and (ii) all databases, files, application programming interfaces, and other components of and works embodied in the software (including any audio or visual content or screen displays in the user interface) (sub-sections (i) and (ii) of the preceding, collectively, "Software"); and

2.   the documentation described in Paragraph 4 below and all other documentation (whether in human or machine readable form) describing or relating to the Software, including each of the following: operating, installation, administrator, and user manuals and training materials; technical, functional, service level, and other requirements and specifications; file and record layouts and fields; schematics; flow charts; algorithms; architectural diagrams; data models; build instructions; compilation instructions; testing and configuration documentation; developer annotations, programming notes, and technical data; programming, hardware, system, and network design and configuration documentation; and any other documents describing or relating to the creation, design, development, installation, implementation, execution, structure, function, performance, correction, modification, improvement, or use of the Software or the Software's operating environment (collectively, "Documentation").

3.   The Software is the GTX Corp Monitoring Portal referenced in Exhibit 1-B and designed to support a variety of GPS devices, which can be located on demand, be displayed on a map and show a continuous route. Through the notification server, the software can send, via SMS, location coordinates, device battery level and geo fence breaches.

4.   The Documentation is limited to source code notes, end user manuals, pull API and private label setup.